Exhibit 99.1

Contact:

Meghan Lublin

Corporate Communications

(703) 854-0299

November 8, 2012

SUNRISE SENIOR LIVING ANNOUNCES EXECUTIVE TRANSITIONS

McLean, Va. – Sunrise Senior Living (NYSE: SRZ) announced today that Mark Ordan, the Company’s chief executive officer, and Greg Neeb, its chief administrative and investment officer, will transition from their roles following the close of the Company’s anticipated sale, which is expected in early 2013. Mr. Ordan has agreed to remain with the Company as CEO for up to a year following the completion of the proposed merger with Health Care REIT.  David Haddock, general counsel, will also transition from his position in 2013.

Mark Ordan and Sunrise’s founder and chairman, Paul Klaassen, are both expected to serve on the Sunrise board after the closing of the anticipated sale.

Mr. Ordan commented: “I am excited to continue to serve as CEO as Sunrise transitions to new leadership. Greg Neeb and I formed a management team during the past years that we are most proud of. We are happy that we have restored Sunrise’s strength, delivered superior shareholder returns, and are placing the company in the very strong hands of the new investor group. Our mission of championing quality of life for all seniors, created more than 30 years ago by Paul and Terry Klaassen, will continue to guide all we do.”

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,600 people. As of September 30, 2012, Sunrise operated 303 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 29,400 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

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